EXHIBIT 99.1

Cassava Reports Q3 2025 Financials Results and Provides Business Update

  Simufilam advancing towards a clinical study expected to begin in H1 2026 for the potential treatment of TSC-related epilepsy
  Further fortified our strategic capabilities with the appointment of Dawn C. Bir to the Board of Directors
  $106.1 million in cash and cash equivalents at September 30, 2025. Expected to support operations into 2027

AUSTIN, Texas, Nov. 12, 2025 (GLOBE NEWSWIRE) -- – Cassava Sciences, Inc. (NASDAQ: SAVA, “Cassava”, the “Company”), a biotechnology company focused on developing novel, investigational treatments for central nervous system (CNS) disorders such as Tuberous Sclerosis Complex (TSC)-related epilepsy, today reported financial results for the third quarter ended September 30, 2025 and provided a business update.

Net loss was $10.8 million, or $0.22 per share, compared to net loss of $27.9 million, or $0.58 per share, for the same period in 2024. Net cash used in operations was $22.5 million during the first nine months of 2025.

The Company estimates cash at year-end 2025 in a range from $92 to $96 million, including incremental cash use of $10 to $14 million expected in Q4 2025. This represents a downward revision from previous guidance for net cash use in operations for second half 2025. While the Company maintains a $31.25 million estimated loss contingency related to a potential settlement of certain securities litigation recorded in Q2 2025, the timing of such potential settlement payment is unclear. Payment of a potential settlement was previously included in the cash use guidance for 2025.

“2025 has been a year of significant progress for Cassava. We launched a program for simufilam focused on TSC-related epilepsy, building on the results of two sophisticated animal studies that support simufilam’s potential use as a first-in-class treatment. We enhanced our development capabilities with top-tier experts in neuroscience and medicine, and we expanded our Board to strategically guide this important new initiative,” said Rick Barry, President and Chief Executive Officer of Cassava. “We are excited to be working with the TSC Alliance and key opinion leaders in the field of TSC to create a proof-of-concept study which we intend to initiate in the first half of 2026.”

Corporate Highlights:
The Company is advancing simufilam as a potential treatment for TSC-related epilepsy, with positive preclinical progress and the appointment of experienced neuroscience leaders.

TSC-related epilepsy (Proof-of-concept study planned for H1 2026)
The program builds on groundbreaking work by Angélique Bordey, PhD, published in Neuron1 and Science Translational Medicine2 which showed treatment with simufilam alleviated neuronal abnormalities and reduced seizure frequency by 60% compared to vehicle in a mouse model of focal onset seizures.

  Target indication: Tuberous sclerosis complex (TSC)-related epilepsy. TSC affects approximately 50,000 people in the US and epilepsy is one of the most common neurological features of TSC, occurring in 84% of patients with TSC.3
  Positive preclinical data: In addition to the findings from the Bordey lab, simufilam also demonstrated positive preclinical results (August 2025) in a well-accepted mouse model of TSC-related epilepsy provided by the TSC Alliance. Simufilam attenuated the progression of seizure activity with a statistically significant correlation between simufilam dose and the number of seizures by the end of the study. Not all parameters measured reached statistical significance. The study, conducted in collaboration with the TSC Alliance and the TSC Preclinical Consortium, provides further support for the potential use of simufilam as a first-in-class treatment for TSC-related epilepsy. The Company intends to present data and analyses in an upcoming scientific conference and publication.
  Collaboration: Yale University license agreement (February 2025)
  Current status: Preparations are underway to initiate a proof-of-concept study in H1 2026 for TSC-related epilepsy, including development of the regulatory strategy.

Corporate Updates:

  Joseph Hulihan, MD, MSHP, appointed Chief Medical Officer, bringing substantial clinical development experience advancing novel therapies for TSC-related epilepsy and other neurological disorders. Dr. Hulihan will devote approximately half of his professional time to Cassava (August 2025).
  Ms. Dawn C. Bir appointed as Independent Director, bringing a proven track record of aligning clinical development with strategic commercial goals to the Cassava Board of Directors (October 2025).

Financial Results for Third Quarter 2025:

  Cash and cash equivalents were $106.1 million, with no debt, as of September 30, 2025. This compares to cash and cash equivalents of $128.6 million as of December 31, 2024.
  Total shares outstanding as of November 10, 2025 were 48.3 million.
  Net loss for the quarter ended September 30, 2025 was $10.8 million or $0.22 per share. This compares to a net loss of $27.9 million or $0.58 per share, for the same period in 2024.
  Net cash used in operations was $22.5 million during the first nine months of 2025.
  The Company estimates cash at year-end 2025 in a range from $92 to $96 million, including incremental cash use of $10 to $14 million expected in Q4 2025. This represents a downward revision from previous guidance for net cash use in operations for second half 2025. While the Company maintains a $31.25 million estimated loss contingency related to a potential settlement of certain securities litigation recorded in Q2 2025, the timing of such potential settlement payment is unclear. Payment of a potential settlement was previously included in the cash use guidance for 2025.
  Research and development (R&D) expenses for the quarter ended September 30, 2025 were $4.0 million. This compared to $17.7 million for the same period in 2024. This 78% decrease was due primarily to the phase out of the Alzheimer's disease development program, which was completed in the second quarter of 2025.
  General and administrative (G&A) expenses for the quarter ended September 30, 2025 were $7.9 million. This compared to $12.9 million for the same period in 2024. The 39% decrease was due primarily to a $2.5 million decrease in legal related costs compared to the prior year period. In addition, compensation costs decreased $1.3 million as severance costs recorded in the prior year period were not repeated in 2025. General and administrative expense in the third quarter of 2025 included approximately $3.2 million of legal related fees and costs as well as $3.1 million in non-cash stock-based compensation expense.

About TSC and TSC-related Epilepsy

TSC is a rare genetic disorder resulting from a mutation in the TSC1 or TSC2 gene in the mechanistic target of rapamycin (mTOR) pathway and involves multiple organs including the brain, heart, kidney, eye, skin, and lung2,4. Clinical findings range from minor skin abnormalities to more severe manifestations such as focal brain malformations, epileptic seizures, and TSC-Associated Neuropsychiatric Disorders (TAND)5. Symptoms typically change over time, making disease management challenging. Lifelong care and advocacy are important, especially for children with TSC6.

TSC affects approximately 50,000 people in the US3. Epilepsy is the most common medical condition in people with TSC7, with median seizure onset occurring in the first few months of life8. Between 80% and 90% of TSC patients experience seizures1. Two-thirds of TSC patients have refractory epilepsy and experience life-long seizures1. Current therapies, including antiepileptic drugs and mTOR inhibitors, are not fully effective, and are associated with serious adverse events2.

About Cassava Sciences, Inc.

Cassava Sciences, Inc. (NASDAQ: SAVA), is a biotechnology company focused on developing novel, investigational treatments, including simufilam, for central nervous system disorders, such as tuberous sclerosis complex (TSC)-related epilepsy, and potentially other indications. Simufilam is a proprietary, investigational oral small molecule believed to modulate activity of the filamin A protein, which regulates diverse aspects of neuronal development1. The Company is based in Austin, Texas.

For more information, please visit: https://www.CassavaSciences.com

References:

  Zhang L, Bartley CM, Gong X, Hsieh, LS.; LinTV, Feliciano DM, Bordey A. "MEK-ERK1/2-Dependent FLNA Overexpression Promotes Abnormal Dendritic Patterning in Tuberous Sclerosis Independent of mTOR. Neuron (2014) 84 (1), 78-91.  DOI: 10.1016/j.neuron.2014.09.009
  Zhang L, Huang T, Teaw S, Nguyen LH, Hsieh LS, Wong X, Burns LH, Bordey A. Filamin A inhibition reduces seizure activity in a mouse model of focal cortical malformations. Science Translational Medicine. (2020) 12(531):eaay0289. DOI: 10.1126/scitranslmed.aay0289
  https://www.tscalliance.org/understanding-tsc/what-is-tsc/
  Crino P, Nathanson K, Petri Henske, E. The Tuberous Sclerosis Complex. N Engl J Med. (2006) 355 (13):1345-56. DOI: 10.1056/NEJMra055323
  https://www.massgeneral.org/neurology/tsc/patient-education/how-tsc-affects-mental-health#:~:text=Nearly%20all%20people%20with%20TSC%20experience%20some%20form%20of%20mental,for%20people%20who%20have%20them
  https://www.massgeneral.org/neurology/tsc/patient-education/medical-care
  https://www.massgeneral.org/neurology/tsc/patient-education/how-tsc-affects-brain-seizures
  https://www.massgeneral.org/neurology/tsc/patient-education/how-tsc-affects-brain-seizures#:~:text=Although%20seizures%20can%20begin%20at,or%20neurons%2C%20of%20the%20brain

For More Information Contact:
Investors
Sandya von der Weid
svonderweid@lifesciadvisors.com

Company
Eric Schoen, Chief Financial Officer
(512) 501-2450
ESchoen@CassavaSciences.com
IR@cassavasciences.com

Cautionary Note Regarding Forward-Looking Statements:

This news release contains forward-looking statements that may include but are not limited to statements regarding: the potential resolution of certain securities litigation and our loss contingency estimates related thereto, the timing and plans to conduct clinical studies with simufilam in H1 2026, our plans to conduct additional preclinical studies of simufilam relating to seizures in TSC, the potential for simufilam as a treatment for TSC-related epilepsy and other potential indications, plans to present preclinical results in an upcoming scientific conference or publication, the timing of anticipated milestones, the timing of payment of an estimated loss contingency related to a potential settlement of certain securities litigation recorded in second quarter 2025, if realized, expected cash balances and cash use in future periods. These statements may be identified by words such as “anticipate”, “before”, “believe”, “could”, “expect”, “forecast”, “intend”, “may”, ”pending”, “plan”, “possible”, “potential”, “prepares for”, “will”, and other words and terms of similar meaning.

Such statements are based on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to advance preclinical studies related to TSC-related epilepsy, and other potential indications, the ability to successfully carry out the Company’s obligations under the Yale License Agreement, the ability to initiate an initial proof-of-concept study of simufilam in TSC-related epilepsy, and other risks inherent in drug discovery and development or specific to Cassava Sciences, Inc., as described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the period ended September 30, 2025, and subsequent reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

All of our pharmaceutical assets under development are investigational product candidates. These have not been approved for use in any medical indication by any regulatory authority in any jurisdiction and their safety, efficacy or other desirable attributes, if any, have not been established in any patient population. Consequently, none of our product candidates is approved or available for sale anywhere in the world.

Our clinical results from earlier-stage clinical trials or preclinical studies may not be indicative of future results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

We are in the business of new drug discovery and development. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q in their entirety, including the risk factors therein. Because risk is fundamental to the process of drug discovery and development, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.

– Financial Tables Follow –

CASSAVA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$3,955	$17,676	$22,737	$49,107
General and administrative	7,905	12,947	59,101	62,852
Total operating expenses	11,860	30,623	81,838	111,959
Operating loss	(11,860)	(30,623)	(81,838)	(111,959)
Interest income	1,167	2,618	3,646	6,710
Other income (loss), net	(114)	62	(242)	321
Gain from change in fair value of warrant liabilities	—	—	—	108,183
Net income (loss)	$(10,807)	$(27,943)	$(78,434)	$3,255

Net income (loss) per share, basic	$(0.22)	$(0.58)	$(1.62)	$0.07
Net loss per share, diluted	(0.22)	(0.58)	(1.62)	(0.88)

Weighted-average shares used in computing net income (loss) per share, basic	48,308	47,976	48,293	45,734
Weighted-average shares used in computing net loss per share, diluted	48,308	47,976	48,293	46,101

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)
	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$106,080	$128,574
Prepaid expenses and other current assets	2,830	7,958
Total current assets	108,910	136,532
Property and equipment, net	20,823	21,001
Total assets	$129,733	$157,533
Liabilities and stockholders' equity
Current liabilities
Accounts payable and other accrued expenses	$46,092	$7,654
Accrued development expense	1,366	2,440
Accrued compensation and benefits	362	1,357
Other current liabilities	226	299
Total current liabilities	48,046	11,750
Other non- current liabilities	119	79
Total liabilities	48,165	11,829
Stockholders' equity
Common Stock and additional paid-in-capital	565,113	550,815
Accumulated deficit	(483,545)	(405,111)
Total stockholders' equity	81,568	145,704
Total liabilities and stockholders' equity	$129,733	$157,533